OFFICER’S CERTIFICATE

I, Christopher J. Tafone, Chief Legal Officer and Secretary of VALIC Company I (the “Company”), hereby certify as follows:

A.

The following resolutions regarding the Company’s fidelity bond were duly adopted by the Board of Directors of the Company on April 21, 2026, are in full force and effect and have been so since such date.

RESOLVED, that the Board of Directors (the “Board”) of VALIC Company I (the “Company”), including a majority of the Directors who are not “interested persons” of the Company as defined in the Investment Company Act of 1940, as amended (the “Disinterested Directors”), hereby approves the fidelity bond (the “Bond”) in substantially the form presented at this meeting; and it is

FURTHER RESOLVED, that the Board, including a majority of the Disinterested Directors, giving due consideration, as required by Rule 17g-1(d) under the 1940 Act, to all relevant factors, including, but limited to, the form and amount of the Bond, the current aggregate assets of the Company, the type and terms of custody of such assets, and the nature of the securities in the portfolios of the Company’s series, hereby approves and authorizes the Bond upon the terms as discussed at this meeting; and it is

FURTHER RESOLVED, that the duly elected/appointed officers of the Company be, and they hereby are, authorized and empowered to take whatever actions and execute whatever documentation they deem necessary or appropriate to effect the foregoing resolutions, with such further revisions as may be deemed appropriate by counsel to the Disinterested Directors.

B.	The period for which premiums have been paid under the fidelity bond is September 1, 2026, to May 1, 2027.

IN WITNESS WHEREOF, I have hereunto signed my name this 8th day of September 2026.

/s/ Christopher J. Tafone
Christopher J. Tafone
Chief Legal Officer and Secretary